Exhibit (c)(8)


                           CHANGE IN CONTROL AGREEMENT
                              COLUMBIA ENERGY GROUP
                                       AND


     THIS AGREEMENT, is by and between Columbia Energy Group (the "Company") and (the "Executive") and is effective as of this ___ day of ______________, 1999.

                              W I T N E S S E T H:

     WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under the circumstances described below to the Executive and other executives who are responsible for the policy-making functions of the Company and the overall viability of the Company's business; and

     WHEREAS, the Board recognizes that the possibility of a change in control of the Company is unsettling to such executives and desires to make arrangements at this time to help assure their continuing dedication to their duties to the Company and its shareholders, notwithstanding any attempts by outside parties to gain control of the Company; and

     WHEREAS, the Board believes it important, should the Company receive proposals from outside parties, to enable such executives, without being distracted by the uncertainties of their own employment situation, to perform their regular duties, and, where appropriate, to assess such proposals and advise the Board as to the best interests of the Company and its shareholders and to take such other action regarding such proposals as the Board determines to be appropriate; and

     WHEREAS, the Board also desires to demonstrate to the executives that the Company is concerned with their welfare and intends to provide that loyal executives are treated fairly; and

     WHEREAS, the Board wishes to assure the executives of fair severance should any of their employment terminate in specified circumstances following a change in control of the Company and to assure the executives of other benefits upon a change in control.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. Definitions.

          a. "Board" shall mean the Board of Directors of the Company.

          b. "Cause" shall mean the Executive's fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company or an affiliate of the Company, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board at which the Executive is provided an opportunity to be heard.

          c. "Change in Control" shall mean:

               (i) any  person  (as such  term is used in  Section  13(d) of the
Securities Exchange Act of 1934 (the "Act"), excluding a corporation or other entity owned, directly or indirectly, by all or substantially all of the stockholders of the Company immediately prior to the transaction in substantially the same proportions as their ownership of stock of the Company ("Person")), becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding stock of the Company requiring the filing of a report with the Securities and Exchange Commission under Section 13(d) of the Act;

               (ii) recommendation by the Board of approval of a purchase by any Person of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration, PROVIDED that, pursuant to the terms of the proposed tender or exchange offer, such Person intends to become the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 25% or more of the outstanding stock of the Company (calculated as provided in Paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

               (iii) approval of the shareholders of the Company of a merger, consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company (a "Business Combination"), unless, following such Business Combination, all or substantially all of the stockholders of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, both the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

               (iv) during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

With respect to subsections (c)(ii) and (c)(iii) of this Section 1, upon the Board's determination that the transaction subject to Board recommendation of approval or shareholder approval, as the case may be, will not be closed, a Change in Control shall be deemed not to have occurred from such date forward and this Agreement shall continue in effect as if no Change in Control had occurred, except to the extent termination requiring payments under Section 3 hereof shall have occurred prior to such determination by the Board. In no event shall any one transaction result in more than one Change in Control.

          d. "Company Information" shall mean (i) confidential information including, without limitation, information received from third parties under confidential conditions, (ii)


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



information subject to the Company's and its affiliates attorney-client or work-product privilege; and (iii) other technical, business, legal or financial information (including, without limitation, customer lists), the use or disclosure of which might reasonably be construed to be contrary to the Company's and its affiliates' interests.

          e. "Compensation" shall mean the sum of the following amounts: (i) the Executive's annual base salary at the time of the Change in Control or, if greater, at the time of termination of employment, plus (ii) the "target" level of incentive compensation under the Annual Incentive Compensation Plan or any other short-term or cash bonus incentive plans (the "Bonus") that the Executive had the opportunity to earn in the year in which his employment was terminated, or, if greater, the Bonus for the year in which the Change in Control occurred, including any amounts which are deferred by the Executive.

          f. "Coverage Period" shall begin on the Starting Date and end on the Ending Date.

          g. "Disability" shall mean an injury or illness which permanently prevents the Executive from performing services to the Company and which qualifies the Executive for payments under the Company's long-term disability plan, as in effect from time to time.

          h. "Effective Date" shall mean the date of the execution of this Agreement.

          i. "Ending Date" shall be the date which is 36 full calendar months following the date on which a Change in Control occurs; PROVIDED, however, that if a Change in Control is based on Board recommendation of approval or shareholder approval, pursuant to Sections 1(c)(ii) or 1(c)(iii), the Ending Date shall be the date which is 36 full calendar months following the date of the consummation of the transaction which was the subject of Board recommendation of approval or shareholder approval, whichever is applicable.

          j. "Good Reason" shall mean any of the following:

         (i) a reduction in the level of the Executive's positions or titles as in effect immediately prior to the Change in Control, or any action by the Company, or any successor thereto, which results in a material reduction in the Executive's authority, duties or responsibilities;

         (ii) the Company or an affiliate of the Company requiring the Executive to be based at any office or location more than 50 miles from [insert applicable principal executive office], and/or the Company requiring the Executive to travel on Company business to a substantially greater extent than was required of the Executive immediately prior to the date of the Change in Control;


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

         (iii) a reduction which is more than de minimis in (A) the Executive's annual rate of base salary or the Bonus opportunity, or (B) the long-term incentive compensation the Executive has the opportunity to earn, determined in the aggregate if multiple long-term incentive opportunities exist;


         (iv) failure of the Company to continue in effect any employee benefit plan, policy or arrangement, including, but not limited to, any retirement, 401(k), life, medical, dental, disability, accidental death or travel insurance plan, policy or arrangement in which the Executive was participating immediately prior to the Change in Control, unless the Company provides the Executive with a plan or plans that provide substantially similar benefits, or benefits substantially similar to the benefits provided to similarly situated executives; or

         (v) the Company failing to require a successor entity to assume and agree to perform the Company's obligations pursuant to Section 9 of this Agreement.

For purposes of this Section 1(j), no event described above shall constitute Good Reason unless the Executive has given written notice to the Company of his termination for Good Reason specifying the event relied upon for such termination within one year after the occurrence of such event (but in no event later than the Ending Date) and the Company has not remedied such within 30 days of receipt of such notice. The Company and Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.

          k. "Retirement Plan" shall mean the Company's qualified defined benefit retirement plan(s) in which the Executive participates.

          l. "SERP" shall mean any and all supplemental retirement plans in which the Executive participates (including, but not limited to, any benefit restoration plan(s) maintained by the Company from time to time).

          m. "Starting Date" shall be the date on which a Change in Control occurs during the Term of this Agreement (as defined below).

     2. Term.

          a. This Agreement shall be effective as of the Effective Date and shall continue thereafter until the date which is the third anniversary of the Effective Date, or such later date as provided in paragraph (b) of this Section 2 (the "Term of this Agreement"); PROVIDED however, the Term of this Agreement shall not expire prior to the last day of any Coverage Period, and the Company's obligations, if any, to provide payments and/or benefits pursuant to Section 3 of this Agreement and the obligations of the Company and the Executive pursuant to Section 5 of this Agreement shall survive the termination of this Agreement.

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


          b. The Term of this Agreement shall be extended automatically for subsequent one year periods beginning on the first anniversary of the Effective Date and continuing each anniversary thereafter, unless either the Company or the Executive shall give written notice to the other that the Term of this Agreement shall not be so extended on a particular anniversary date; PROVIDED, however, that such notice must be given, if at all, within the 30 day period preceding such anniversary.

     3. Severance Benefits.

          a. If the Executive's employment is terminated during the Coverage Period for a reason other than the Executive's death, and such termination is by the Company for any reason other than Cause or the Executive's Disability, or by the Executive in the event of Good Reason, then,

               (i) within thirty business days after such termination, the Company shall pay to the Executive (or if the Executive dies after termination of employment but before receiving all payments to which he has become entitled hereunder, to the estate of the Executive) in cash the following amounts:

                    (A) accrued but unpaid salary and accrued but unused vacation;

                    (B)  an  amount   equal  to  two   times   the   Executive's
Compensation;

                    (C) a prorated portion of the Bonus that the Executive could have received in the year during which his employment is terminated, determined by calculating the product of (1) the amount of the Bonus the Executive could have earned in such year, and (2) a fraction, the numerator of which is the number of days through the date of termination in the year with respect to which the Bonus relates, and the denominator of which is the total number of days in the applicable year;

                    (D) an amount equal to the excess of (1) the lump-sum actuarial equivalent of the benefit under (x) the Retirement Plan (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the date of the Change in Control), and (y) the SERP, that the Executive would have received if his employment had continued for two years after the date of termination (the "Severance Period") (giving credit for all purposes, including, but not limited to, accrual of benefits, vesting, age and years of service), and assuming for purposes of determining the reduction for any early retirement benefit that the Executive had not less than 10 years of service, and further assuming that, for purposes of determining benefits under the Retirement Plan and SERP, the Executive's covered annual compensation ("Covered Compensation") during the Severance Period would have been equal to the Executive's annual rate of Covered Compensation at the time of termination of employment or, if greater, at the time of the Change in Control (determined without regard to compensation or benefit limitations prescribed by federal law or regulation), over (2) the lump-sum actuarial equivalent of the Executive's actual accrued benefit (paid or payable), if any, under the


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


Retirement Plan and the SERP as of the date of termination (utilizing the same actuarial assumptions as used above in this subsection (1) of this Section 3(a)(i)(D)); and

                    (E)  an   amount   equal  to  the  sum  of  the   additional
contributions (other than pre-tax salary deferral contributions by the Executive) that would have been made or credited during the Severance Period (as defined in Section 3(a)(i)(D) above) by the Company to the Executive's account(s) under each qualified defined contribution plan, and each non-qualified supplemental executive savings plan relating to such qualified defined contribution plans (including, but not limited to, any benefit restoration plan(s) maintained by the Company from time to time) in which the Executive participated, determined by assuming that,

                         (1) the  Executive's  employment had continued  through
the Severance Period;

                         (2) the Executive's rate of compensation  recognized by
each such plan would, during the Severance Period, have been equal to the Executive's annual rate of Covered Compensation at the time of termination of employment or, if greater, at the time of the Change in Control; and

                         (3)  with  respect  to  matching  and/or  discretionary
contributions, the Executive's rate of pre-tax salary deferral contributions and the Company's matching contribution, in each year during the Severance Period, would have been equal to the maximum percentage allowed under the applicable plan at the time of termination of employment or, if greater, at the time of the Change in Control; and

               (ii) in addition, the Executive shall be entitled to the following additional benefits:

                    (A) all unexpired and unexercised stock options and/or value sharing rights previously awarded to the Executive shall become immediately vested and exercisable, and restrictions on all restricted stock beneficially owned by the Executive shall lapse immediately;

                    (B) outplacement services, the scope and provider of which shall be selected by the Executive in his or her sole discretion (but at a cost to the Company of not more than the lesser of (1) 15% of the Executive's annual base salary at the time of termination of employment or (2) $50,000); and


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


                    (C) for a period commencing with the month in which termination of employment shall have occurred and ending 24 months thereafter, the Executive and, as applicable, the Executive's covered dependants shall be entitled to all health, welfare, and fringe benefits provided by the Company to its employees generally or to the Executive on an individual or group basis (including, but not limited to, any life, accident, health, hospitalization or long-term disability insurance, maintained from time to time by the Company), whether maintained pursuant to a plan, policy or other arrangement (written or unwritten), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as is available generally to comparable employees of the Company. If the Company reasonably determines that the coverage required under this Section 3(a)(ii)(C) would cause a welfare plan sponsored by the Company to violate any provision of the Internal Revenue Code of 1986, as amended (the "Code") prohibiting discrimination in favor of highly compensated employees or key employees, or if any benefits described in this Section 3(a)(ii)(C) cannot be provided (or the Company determines that it does not wish to provide such benefits) pursuant to the appropriate plan or program maintained for employees of the Company, the Company shall provide such benefits outside such plan or program at no additional cost (including, without limitation, tax costs) to the Executive or, as determined by the Company in its sole discretion, the Company will pay to the Executive the cash equivalent thereof. The benefits provided in accordance with this Section 3(a)(ii)(C) shall be secondary to any comparable benefits provided by another employer.

         b. If Independent Tax Counsel (as that term is defined below) shall determine that the aggregate payments and benefits provided to the Executive pursuant to this Agreement and any other payments and benefits provided to the Executive from the Company, its affiliates and/or plans of the Company and/or its affiliates, which constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount (determined by Independent Tax Counsel) such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments and benefits. For purposes of this Section 3(b), "Independent Tax Counsel" shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Company.


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         (i) If the  Independent  Tax Counsel shall determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax, then the Independent Tax Counsel shall determine the amount of such additional payment ("Gross-Up Underpayment"), and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Independent Tax Counsel shall be paid by the Company.

         (ii) The Executive shall notify the Company in writing within 15 days of any claim by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment. If the Company notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

               (A) give the Company any information reasonably requested by the Company relating to such claim,

               (B) take such action in connection with contesting  such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (C) cooperate with the Company in good faith in order to effectively contest such claim, and

               (D) permit the Company to participate in any proceedings relating to such claim; PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest; PROVIDED, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest free basis and shall indemnify and hold the Executive harmless, on an after tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

         (iii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(b)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall, within 10 days of the receipt of such refund, pay to the Company the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.


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

          c. In the event of any termination of the Executive's employment described in Section 3(a), the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment; PROVIDED, however, to the extent the Executive receives medical and health benefits from a subsequent employer, medical and health benefits provided pursuant to Section 3(a)(ii)(C) shall be secondary to those received from the subsequent employer.

          d. It is intended that the termination provisions herein are in lieu of, and not in addition to, termination or severance payments and benefits provided under the Company's other termination or severance programs, plans or agreements, whether or not in written form ("Other Termination Benefits"). Unless waived by the Executive, Other Termination Benefits the Executive receives, or is entitled to receive in the future, shall reduce payments and benefits provided hereunder.

          e. If the Executive's employment shall terminate by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement, other than for payment of accrued but unpaid obligations and the timely payment or provision of other benefits pursuant to the terms of the respective plan, policy or arrangement. Such accrued but unpaid obligations shall be paid to the Executive or the Executive's estate or beneficiary, as the case may be, in a lump sum in cash within 30 days of the Executive's death or Disability.

     4. Source of Payments.

          All payments provided for in Section 3 above shall be paid in cash from the general funds of the Company; PROVIDED, however, that such payments shall be reduced by the amount of any payments made to the Executive or his dependents, beneficiaries or estate from any trust or special or separate fund established by the Company to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company such right shall be no greater than the right of an unsecured creditor of the Company.



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

     5. Litigation Expenses.

                  The Company shall pay to the Executive reasonable legal fees and expenses incurred in good faith by the Executive as a result of a termination which entitles the Executive to benefits under this Agreement (including, but not limited to, all such fees and expenses incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Code Sections 4999 or 280G to any payment or benefit provided hereunder). Such payments shall be made within 5 business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

     6. Tax Withholding.

          The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     7. Entire Understanding.

          This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior severance or termination agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly dealt with in this Agreement.

     8. Severability.

          If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the fullest extent consistent with law continue in full force and effect.

     9. Consolidation, Merger, or Sale of Assets.

          If the Company is acquired, consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity, the term "the Company" as used herein shall mean such other entity and this Agreement shall continue in full force and effect. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.


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

     10. Confidentiality; Outstanding Charges.

          a. Within a reasonable period of time following termination of employment, the Executive shall return to the Company all Company Information, reports, files, memoranda, records, credit cards, cardkey passes, door and file keys, computer access codes, software and other property which the Executive has received or prepared or helped to prepare in connection with his employment with the Company.

          b. The Executive acknowledges that in the course of employment with the Company, he has acquired Company Information and that such Company Information has been disclosed to him in confidence and for the Company's use only. The Executive agrees that he (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company
Information to any third party, and (iii) will not make use of Company Information on his own behalf or on behalf of any third party. The Executive further acknowledges and agrees that the Company's remedy in the form of monetary damages for any breach by him of any of the provisions of this Section 10 may be inadequate and that, in addition to any monetary damages for such breach, the Company shall be entitled to institute and maintain any appropriate proceeding or proceedings, including an action for specific performance and/or injunction.

          c. In addition to the foregoing, the Executive agrees to keep the terms of this Agreement strictly confidential. The Executive may only disclose the terms of this Agreement to the Executive's attorney, spouse and tax advisor, unless the existence of this Agreement with the Executive and the terms hereof are publicly disclosed by the Company.

     11. Notices.

          All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

          a. to the Company:

             c/o Columbia Energy Group Service Corporation
             Sr. Vice President--Human Resources
             13880 Dulles Corner Lane
             Herndon, Virginia 20171-4600


          b. to the Executive:

             -----------------
             -----------------
             -----------------


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


or to such other address as either party shall have previously specified in writing to the other.

     12. No Attachment.

          Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     13. Binding Agreement.

          This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

     14. Modification, Waiver and Pooling of Interests.

          Except as provided below, this Agreement may not be terminated, modified or amended (other than with respect to amendments or modifications made by the Company solely for purposes of clarifying an ambiguous or unclear provision) other than by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. Notwithstanding any other provision contained in this Agreement to the contrary, if any action taken or required to be taken pursuant to the terms of this Agreement would preclude the use of the "pooling of interests" accounting method with respect to any specific transaction, the consummation of which is intended to be accounted for under the "pooling of interests" method, this Agreement may be modified to the extent the Company deems necessary to permit such "pooling of interests" accounting treatment.

     15. Headings of No Effect.

          The section headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     16. Revocation and Executive Acknowledgments.

          The Executive acknowledges that he has read and understands the provisions of this Agreement. The Executive further acknowledges that he has been given an opportunity for his legal counsel to review this Agreement (or is given the opportunity to do so prior to the end of the revocation period hereunder) and that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

     17. Not Compensation for Other Plans.

          It is understood by all parties hereto that amounts paid and benefits provided hereunder are not to be considered compensation, earnings or wages for purpose of any employee benefit plan of the Company or its affiliates, including, but not limited to, the SERP and the qualified retirement plans.

     18. Release.

          Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit under this Agreement unless and until the Executive executes a release of the Company, its affiliates and related parties, in such form as the Company may reasonably request, of all claims against the Company, its affiliates and related parties relating to the Executive's employment and termination thereof.

     19. Governing Law.

          This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of Virginia.

     IN WITNESS WHEREOF, the Company through its officers duly authorized, and the Executive both intending to be legally bound have duly executed and delivered this Agreement, to be effective as of the Effective Date.

                                            COMPANY


Date:____________________                   By: _____________________________
                                                Its


                                            EXECUTIVE


Date:____________________                   __________________________________


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